EXHIBIT 5.1

                                FLEMING & O'NEILL
                                 ATTORNEYS AT LAW
                                 TWO NEWTON PLACE
                                    SUITE 200
                           NEWTON, MASSACHUSETTS 02158
                                 (617) 965-8990





                                          April 2, 1996



Celebrity Entertainment, Inc.
214 Brazilian Avenue
Suite 400
Palm Beach, FL 33480

Dear Sirs:

            We have acted as counsel for Celebrity Entertainment, Inc., a Delaware corporation (the "Company") in connection with the authorization and proposed issuance of shares of common stock (the "Common Stock") which are being registered for issuance pursuant to a Form S-8 Registration Statement being filed this date. This opinion is being furnished in connection with said Form S-8.

            We are familiar with the proceedings taken by the Company in connection therewith.

            We have made such inquiry of the officers and directors of the Company and have examined such corporate and other records, documents, agreements and instruments, certificates of officers of the Company and certificates and records of public officials and have examined such questions of law as we have deemed necessary for the purpose of this opinion. In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates and records of officers of the Company and upon representations and warranties made by the Company and its agents. Although we have not attempted to verify independently such facts, we know of no facts which lead us to believe that any portion of our opinion as set forth below is incorrect. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, whether certified or not, and the legal competence of each individual executing any document.

            Subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock when issued will be validly issued, fully paid and nonassessable. We hereby consent to any references to this firm contained in said Form S-8.

                                          Very truly yours,

                                          /s/ Fleming & O'Neill
                                          Fleming & O'Neill